Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 8point3 General Partner, LLC Long-Term Incentive Plan of 8point3 Energy Partners LP of our report dated March 10, 2015 (except for paragraphs 7 and 8 of Note 1, as to which the date is May 19, 2015), with respect to the Combined Carve-out Financial Statements of Select Project Entities and Leases of SunPower Corporation (Predecessor) included in the 8point3 Energy Partners LP Registration Statement on Form S-1 (File No. 333-202634), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
July 13, 2015